UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                 LCA-VISION INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    501803308
                                    ---------
                                 (CUSIP Number)

                                  June 25, 2008
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                                --------------------
CUSIP No. 501803308                     13G                 Page 2 of 8 Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           Delaware
-------------------- ------ ----------------------------------------------------
                      5      SOLE VOTING POWER

                             0
                     ------ ----------------------------------------------------
NUMBER OF SHARES      6      SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING            1,335,000 (see Item 4)
PERSON WITH          ------ ----------------------------------------------------
                      7      SOLE DISPOSITIVE POWER

                             0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,335,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,335,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                                --------------------
CUSIP No. 501803308                     13G                 Page 3 of 8 Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investments, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Anguilla, British West Indies
-------------------- ------ ----------------------------------------------------
                      5      SOLE VOTING POWER

                             0
                     ------ ----------------------------------------------------
NUMBER OF SHARES      6      SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING            1,335,000 (see Item 4)
PERSON WITH          ------ ----------------------------------------------------
                      7      SOLE DISPOSITIVE POWER

                             0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,335,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,335,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           7.2%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*
           00
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

----------------------------                                --------------------
CUSIP No. 501803308                     13G                 Page 3 of 8 Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                      5      SOLE VOTING POWER

                             0
                     ------ ----------------------------------------------------
NUMBER OF SHARES      6      SHARED VOTING POWER
BENEFICIALLY OWNED
BY EACH REPORTING            1,335,000 (see Item 4)
PERSON WITH          ------ ----------------------------------------------------
                      7      SOLE DISPOSITIVE POWER

                             0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            1,335,000 (see Item 4)
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,335,000  (see Item 4)
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.2%  (see Item 4)
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)           Name of Issuer:
                    --------------

                    LCA-Vision Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    7840 Montgomery Road, Cincinnati, Ohio 45236

Items 2(a)          Name of Person Filing:
                    ---------------------

                    This statement is filed by: (i) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of common stock, $0.001 par value ("Shares"), of the Issuer beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (ii) CR Intrinsic Investments with respect to Shares beneficially owned by it; and (iii) Steven
                    A. Cohen with respect to Shares beneficially owned by CR Intrinsic Investors and CR Intrinsic Investments.

                    CR Intrinsic Investors, CR Intrinsic Investments and Steven
                    A. Cohen have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    The address of the principal business office of (i) CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, and (ii) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, British West Indies.

Item 2(c)           Citizenship:
                    -----------

                    CR Intrinsic Investors is a Delaware limited liability company. CR Instrinsic Investments is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, $0.001 par value

Item 2(e)           CUSIP Number:
                    ------------

                    501803308

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the Shares issued and outstanding as of April 23, 2008 as reported on the Issuer's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Issuer for the quarterly period ended March 31, 2008.

                    As of the close of business on June 30, 2008:

                    1. CR Intrinsic Investors, LLC
                    (a) Amount beneficially owned: 1,335,000
                    (b) Percent of class: 7.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,335,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,335,000

                    2. CR Intrinsic Investments, LLC
                    (a) Amount beneficially owned: 1,335,000
                    (b) Percent of class: 7.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,335,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,335,000

                    3. Steven A. Cohen
                    (a) Amount beneficially owned: 1,335,000
                    (b) Percent of class: 7.2%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,335,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,335,000

                    CR Intrinsic Investors and Mr. Cohen do not directly own any Shares. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Mr. Cohen controls CR Intrinsic Investors. By reason of the provisions of Rule 13d-3 of the

                    Securities Exchange Act of 1934, as amended, CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 1,335,000 Shares (constituting approximately 7.2% of the Shares outstanding). Each of CR Intrinsic Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

 Item 5             Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.   [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 1, 2008


CR INTRINSIC INVESTORS, LLC


By:     /s/ Peter Nussbaum
        ---------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


CR INTRINSIC INVESTMENTS, LLC


By:     /s/ Peter Nussbaum
        ---------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


STEVEN A. COHEN


By:     /s/ Peter Nussbaum
        ---------------------------------------
Name:   Peter Nussbaum
Title:  Authorized Person